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Exhibit 99.2

October 10, 2018

Board of Directors
Green Bancorp, Inc.
4000 Greenbriar
Houston, TX 77098

Re:
Amendment No. 1 to Registration Statement on Form S-4 of Veritex Holdings, Inc. (333-227161) to be filed with the Securities and Exchange Commission as of the date hereof (the "Amended Registration Statement")

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated July 23, 2018 ("Opinion Letter"), as to the fairness from a financial point of view to the holders (other than Veritex Holdings, Inc. ("Veritex") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Green Bancorp, Inc. (the "Company") of the exchange ratio of 0.79 shares of common stock, par value $0.01 per share, of Veritex to be paid for each Share pursuant to the Agreement and Plan of Reorganization, dated as of July 23, 2018 (the "Agreement"), by and among Veritex, MustMS, Inc., a wholly owned subsidiary of Veritex, and the Company.

        The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our opinion in the joint proxy statement/prospectus that forms a part of the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions "Summary—Opinion of Goldman Sachs & Co. LLC," "The Merger Transactions—Background of the Merger Transactions," "The Merger Transactions—Recommendation of Green Board of Directors and Reasons for the Merger Transactions," "The Merger Transactions—Opinion of Goldman Sachs & Co. LLC," and to the inclusion of our Opinion Letter as an Annex to the joint proxy statement/prospectus that forms a part of the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC (GOLDMAN SACHS & CO. LLC)

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  Exhibit 99.2